The information in this pricing supplement is not complete and may be changed. We may not deliver these securities until a final pricing supplement is delivered. This pricing supplement and the accompanying prospectus and product supplement for PLUS do not constitute an offer to sell these securities and we are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion, Preliminary Pricing Supplement dated April 14, 2025

PROSPECTUS dated April 12, 2024	Pricing Supplement No. 7,849 to
PRODUCT SUPPLEMENT FOR PLUS dated November 16, 2023	Registration Statement Nos. 333-275587; 333-275587-01
INDEX SUPPLEMENT Dated November 16, 2023	Dated April , 2025
Rule 424(b)(2)

$

Morgan Stanley Finance LLC

GLOBAL MEDIUM-TERM NOTES, SERIES A
Senior Notes

Trigger PLUS Linked to U.S. and International Equities due May 3, 2030

Based on a Performance-Allocation Basket Composed of the S&P 500® Index, the Tokyo Stock Price Index and the EURO STOXX 50® Index

Performance Leveraged Upside Securities℠

Fully and Unconditionally Guaranteed by Morgan Stanley

Principal at Risk Securities

The Trigger PLUS are unsecured obligations of Morgan Stanley Finance LLC (“MSFL”) and are fully and unconditionally guaranteed by Morgan Stanley. Unlike ordinary debt securities, the Trigger PLUS do not pay interest and do not guarantee any return of principal at maturity. Instead, at maturity, you will receive for each Trigger PLUS that you hold an amount in cash that will vary depending on the performance of a basket composed of the S&P 500® Index (the “SPX Index”), the Tokyo Stock Price Index (the “TPX Index”) and the EURO STOXX 50® Index (the “SX5E Index”). We refer to each of these indices as a basket component. The weighting for each basket component is not set at the beginning of the term of the Trigger PLUS. Instead, in measuring the performance of the basket as a whole as of the determination date, the basket component with the best performance will be allocated a weighting of 50%, the basket component with the second-best performance will be allocated a weighting of 35% and the basket component with the worst performance will be allocated a weighting of 15%. At maturity, you will receive for each Trigger PLUS that you hold an amount in cash that will vary depending on the basket performance measured on the determination date. If the basket performance is positive, meaning that the value of the basket has increased, you will receive a payment at maturity equal to $1,000 plus the product of (i) $1,000, (ii) 124% and (iii) the basket performance. If the basket performance is zero or negative but is not less than -25%, you will receive the stated principal amount of your investment. However, if the basket performance is less than -25%, investors will lose 1% for every 1% decline in the value of the basket over the term of the Trigger PLUS. Under these circumstances, the payment at maturity will be less than 75% of the stated principal amount and could be zero. There is no minimum payment at maturity, and accordingly, you could lose all of your initial investment in the Trigger PLUS. These long-dated Trigger PLUS are for investors who seek a return based on the performance of the basket components and who are willing to risk their principal and forgo current income in exchange for the leverage feature and the limited protection against loss that applies only if the basket performance is greater than or equal to -25%. The Trigger PLUS are notes issued as part of MSFL’s Series A Global Medium-Term Notes program.

All payments are subject to our credit risk. If we default on our obligations, you could lose some or all of your investment. These Trigger PLUS are not secured obligations and you will not have any security interest in, or otherwise have any access to, any underlying reference asset or assets.

•The stated principal amount and issue price of each Trigger PLUS is $1,000.

•We will not pay interest on the Trigger PLUS.

•At maturity, you will receive an amount of cash per Trigger PLUS based on the basket performance, which is determined on the determination date, as follows:

ºIf the basket performance is positive, you will receive for each $1,000 stated principal amount of the Trigger PLUS that you hold a payment at maturity equal to $1,000 plus the product of (i) $1,000, (ii) the leverage factor and (iii) the basket performance.

ºIf the basket performance is zero or negative but is not less than -25%, you will receive for each $1,000 stated principal amount of the Trigger PLUS that you hold a payment at maturity equal to $1,000.

ºIf the basket performance is less than -25%, you will receive for each $1,000 stated principal amount of the Trigger PLUS that you hold a payment at maturity equal to $1,000 + ($1,000 × basket performance).

Under these circumstances, the payment at maturity will be less than the stated principal amount of $1,000 and will represent a loss of more than 25%, and possibly all, of your investment.

•The leverage factor is 124%.

•The basket performance will equal the sum of the performance values for each of the basket components.

•The performance value for each basket component will equal (i) the product of the respective final value for each basket component minus the respective initial value for such basket component divided by the respective initial value for such basket component times (ii) the weighting for such basket component.

•The weighting for each basket component will be determined on the determination date based on the relative performance of the basket components against each other. The basket component with the best performance will be allocated a weighting of 50%, the basket component with the second-best performance will be allocated a weighting of 35% and the basket component with the worst performance will be allocated a weighting of 15%.

•The initial value for each basket component will equal its respective index closing value on the pricing date.

•The final value for each basket component will equal its respective index closing value on the determination date.

•The pricing date, which is the day we price the Trigger PLUS for initial sale to the public, will be April 30, 2025.

•The determination date will be April 30, 2030, subject to postponement for each basket component separately in the event of a non-index business day or a market disruption event.

•Investing in the Trigger PLUS is not equivalent to investing in the basket components or any of the component stocks of the S&P 500® Index, the Tokyo Stock Price Index or the EURO STOXX 50® Index.

•The Trigger PLUS will not be listed on any securities exchange.

•The minimum purchase amount is $1,000 or 1 Trigger PLUS.

•The estimated value of the Trigger PLUS on the pricing date is approximately $933.50 per Trigger PLUS, or within $55.00 of that estimate.  See “Summary of Pricing Supplement” beginning on PS-2.

•The CUSIP number for the Trigger PLUS is 61778JS84 and the ISIN number for the Trigger PLUS is US61778JS844.

You should read the more detailed descriptions of the Trigger PLUS in this pricing supplement. In particular, you should review and understand the descriptions in “Summary of Pricing Supplement,” “Terms of the Trigger PLUS,” and “Additional Information About the Trigger PLUS.”

The Trigger PLUS are riskier than ordinary debt securities. See “Risk Factors” beginning on PS-11.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this pricing supplement is truthful or complete. Any representation to the contrary is a criminal offense.

PRICE $1,000 PER TRIGGER PLUS

	Price to public	Agent’s commissions and fees	Proceeds to us(3)
Per Trigger PLUS	$1,000	$30(1)	$965
		$5(2)
Total	$	$	$

(1)Selected dealers, including Morgan Stanley Wealth Management (an affiliate of the agent), and their financial advisors will collectively receive from the agent, MS & Co., a fixed sales commission of $30 for each Trigger PLUS they sell. See “Supplemental information regarding plan of distribution; conflicts of interest.” For additional information, see “Plan of Distribution (Conflicts of Interest)” in the accompanying product supplement for PLUS.

(2)Reflects a structuring fee payable to Morgan Stanley Wealth Management by the agent or its affiliates of $5 for each Trigger PLUS.

(3)See “Additional Information About the Trigger PLUS—Use of Proceeds and Hedging” on page PS-24.

The agent for this offering, Morgan Stanley & Co. LLC, is our affiliate. See “Additional Information About the Trigger PLUS—Supplemental Information Concerning Plan of Distribution; Conflicts of Interest” in this pricing supplement.

The Trigger PLUS are not deposits or savings accounts and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency or instrumentality, nor are they obligations of, or guaranteed by, a bank.

When you read the accompanying product supplement and index supplement, please note that all references in such supplements to the prospectus dated November 16, 2023, or to any sections therein, should refer instead to the accompanying prospectus dated April 12, 2024 or to the corresponding sections of such prospectus, as applicable.

As used in this document, “we,” “us” and “our” refer to Morgan Stanley or MSFL, or Morgan Stanley and MSFL collectively, as the context requires.

MORGAN STANLEY

SUMMARY OF PRICING SUPPLEMENT

The following summary describes the Trigger PLUS in general terms only. You should read the summary together with the more detailed information that is contained in the rest of this pricing supplement and in the accompanying product supplement for PLUS, index supplement and prospectus. You should carefully consider, among other things, the matters set forth in “Risk Factors.”

The Trigger PLUS offered are medium-term debt securities issued by MSFL and are fully and unconditionally guaranteed by Morgan Stanley. The return on the Trigger PLUS is linked to the performance of a basket composed of the S&P 500® Index (the “SPX Index”), the Tokyo Stock Price Index (the “TPX Index”) and the EURO STOXX 50® Index (the “SX5E Index”). We refer to each of these indices as a basket component. The weighting for each basket component is not set at the beginning of the term of the Trigger PLUS. Instead, in measuring the performance of the basket as a whole as of the determination date, the basket component with the best performance will be allocated a weighting of 50%, the basket component with the second-best performance will be allocated a weighting of 35% and the basket component with the worst performance will be allocated a weighting of 15%. At maturity, you will receive for each Trigger PLUS that you hold an amount in cash that will vary depending on the basket performance, as measured on the determination date. If the basket performance is positive, meaning that the value of the basket has increased, you will receive a payment at maturity equal to $1,000 plus the product of (i) $1,000, (ii) 124% and (iii) the basket performance. If the basket performance is zero or negative but is not less than -25%, you will receive the stated principal amount of your investment. However, if the basket performance is less than -25%, investors will lose 1% for every 1% decline in the value of the basket over the term of the Trigger PLUS . Under these circumstances, the payment at maturity will be less than 75% of the stated principal amount and could be zero. There is no minimum payment at maturity, and accordingly, you could lose all of your initial investment in the Trigger PLUS. All payments on the Trigger PLUS are subject to our credit risk.

“Standard & Poor’s®,” “S&P®,” “S&P 500®,” “Standard & Poor’s 500” and “500” are trademarks of Standard and Poor’s Financial Services LLC.

“TOPIX®” and “TOPIX® Index” are trademarks of JPXI.

“EURO STOXX 50®” and “STOXX®” are registered trademarks of STOXX® Limited.

Each Trigger PLUS costs $1,000

We are offering the Trigger PLUS Linked to U.S. and International Equities due May 3, 2030 Based on a Performance-Allocation Basket Composed of the S&P 500® Index, the Tokyo Stock Price Index and the EURO STOXX 50® Index, which we refer to as the Trigger PLUS. The stated principal amount and original issue price of each Trigger PLUS is $1,000.

The original issue price includes costs associated with issuing, selling, structuring and hedging the Trigger PLUS, which are borne by you, and, consequently, the estimated value of the Trigger PLUS on the pricing date will be less than $1,000. We estimate that the value of the Trigger PLUS on the pricing date will be approximately $933.50, or within $55.00 of that estimate. Our estimate of the value of the Trigger PLUS as determined on the pricing date will be set forth in the final pricing supplement.

What goes into the estimated value on the pricing date?

In valuing the Trigger PLUS on the pricing date, we take into account that the Trigger PLUS comprise both a debt component and a performance-based component linked to the basket components. The estimated value of the Trigger PLUS is determined using our own pricing and valuation models, market inputs and assumptions relating to the basket components, instruments based on the basket components, volatility and other factors including current and expected interest rates, as well as an interest rate related to our secondary market credit spread, which is the implied interest rate at which our conventional fixed rate debt trades in the secondary market.

What determines the economic terms of the Trigger PLUS?

In determining the economic terms of the Trigger PLUS, including the leverage factor, we use an internal funding rate, which is likely to be lower than our secondary market credit spreads and therefore advantageous to us. If the issuing, selling, structuring and hedging costs borne by you were lower or if the internal funding rate were higher, one or more of the economic terms of the Trigger PLUS would be more favorable to you.

What is the relationship between the estimated value on the pricing date and the secondary market price of the Trigger PLUS?

The price at which Morgan Stanley & Co. LLC, which we refer to as MS & Co., purchases the Trigger PLUS in the secondary market, absent changes in market conditions, including those related to the basket components, may vary from, and be lower than, the estimated value on the pricing date, because the secondary market price takes into account our secondary market credit spread as well as the bid-offer spread that MS & Co. would charge in a secondary market transaction of this type and other factors. However, because the costs associated with issuing, selling, structuring and hedging the Trigger PLUS are not fully deducted upon issuance, for a period of up to 6 months following the issue date, to the extent that MS & Co. may buy or sell the Trigger PLUS in the secondary market, absent changes in market conditions, including those related to the basket components, and to our secondary market credit spreads, it would do so based on values higher than the estimated value. We expect that those higher values will also be reflected in your brokerage account statements.

MS & Co. may, but is not obligated to, make a market in the Trigger PLUS, and, if it once chooses to make a market, may cease doing so at any time.

The basket	The following table sets forth the basket components along with the initial value (as defined below) and the relevant Bloomberg ticker symbol of each basket component:

Basket component	Initial value	Bloomberg ticker symbol*
The S&P 500® Index (the “SPX Index”)		SPX
The Tokyo Stock Price Index (the “TPX Index”)		TPX
The EURO STOXX 50® Index (the “SX5E Index”)		SX5E

*Bloomberg ticker symbols are being provided for reference purposes only. With respect to each basket component, the initial value and the final value will be determined as set forth under “Terms of the Trigger PLUS—Initial Value” and “Terms of the Trigger PLUS—Final Value.”

The Trigger PLUS do not guarantee any payment of principal at maturity; basket component weightings set on the determination date

Unlike ordinary debt securities, the Trigger PLUS do not pay interest or guarantee the repayment of any principal at maturity. Instead, at maturity, you will receive for each $1,000 stated principal amount of the Trigger PLUS that you hold an amount in cash that will vary depending on the value of the basket on the determination date, with the weightings of each basket component to be set on the determination date based on the relative performance of the basket components against each other, as described below. The payment at maturity may be significantly less than the stated principal amount of the Trigger PLUS and may be zero. If the value of the basket has declined by more than 25% as of the determination date, for every 1% decline, you will lose an amount equal to 1% of the principal amount of the Trigger PLUS, and you will lose a significant portion or all of your investment.

Payment at maturity

Unlike ordinary debt securities, the Trigger PLUS do not pay interest. Instead, for each $1,000 stated principal amount of the Trigger PLUS that you hold, you will receive an amount in cash determined as follows:

If the basket performance is positive, you will receive for each $1,000 stated principal amount of the Trigger PLUS that you hold a payment at maturity equal to $1,000 plus the product of (i) $1,000, (ii) 124% and (iii) the basket performance.

If the basket performance is zero or negative but is not less than -25%, you will receive for each $1,000 stated principal amount of Trigger PLUS that you hold a payment at maturity equal to $1,000.

If the basket performance is less than -25%, you will receive for each $1,000 stated principal amount of the Trigger PLUS that you hold a payment at maturity equal to $1,000 + ($1,000 × basket performance).

Under these circumstances, you will lose a significant portion or all of your investment.

Where,

basket performance = the sum of the performance values for each basket component

and

performance value = with respect to each basket component, the product of (x) the final value for such basket component minus the initial value for such basket component divided by (y) the initial value of such basket component times (z) the weighting for such basket component, as expressed by the following formula:

(A)	Basket Component Weightings Set on the Determination Date
(B)

The weighting for each basket component will not be set on the pricing date. Instead, the weightings will be based on the relative performance of the basket components against each other on the determination date as follows: the basket component with the best performance will be allocated a weighting of 50%, the basket component with the second-best performance will be allocated a weighting of 35% and the basket component with the worst performance will be allocated a weighting of 15%.

(C)	The initial value for each basket component will equal the index closing value of such basket component on the pricing date.

If, however, the pricing date is not an index business day for any of the basket components or a market disruption event occurs on the pricing date with respect to any of the basket components, the initial value for such affected basket component will be determined on the next index business day on which no market disruption event occurs with respect to that basket component. If the initial value for any basket component has not been determined on the fifth scheduled index business day following the pricing date, the calculation agent will determine the initial value for that basket component as set out in the section of this pricing supplement titled “Terms of the Trigger PLUS—Initial Value.”

The final value for each basket component will equal the index closing value of such basket component on the determination date.

The scheduled determination date is April 30, 2030. If, however, the scheduled determination date is not an index business day with respect to any basket component or if a market disruption event occurs with respect to any basket component on the determination date, the determination date will be postponed, only with respect to the affected basket component, to the next index business day on which no market disruption event occurs with respect to that basket component. If the final value for any basket component has not been determined on the fifth scheduled index business day following the scheduled determination date, the calculation agent will determine the final value for that basket component as set out in the section of this pricing supplement called “Terms of the Trigger PLUS—Determination Date.” If, due to a market disruption event or otherwise, the determination date for any basket component is postponed and falls less than two business days prior to the scheduled maturity date, the maturity date will be postponed to the second business day following such determination date as postponed. See the section of this pricing supplement called “Terms of the Trigger PLUS—Maturity Date.”

If the basket performance is less than -25%, you will lose more than 25%, and could lose all, of your investment.

All payments on the Trigger PLUS are subject to our credit risk.

Because the performance of the basket components may not be correlated, a negative performance by one or more of the basket components could wholly offset a positive performance by one or more of the other basket components.

Please review the historical closing values of the basket components in the section of this pricing supplement called “Additional Information About the Trigger PLUS—Historical Information” for each calendar quarter in the period from January 1, 2020 through April 11, 2025 and related graphs. You cannot predict the future performance of any of the basket components or of the basket as a whole, or whether the positive performance of any basket component will be offset by a lesser positive performance or negative performance of one or more of the other basket components, based on their historical performance.

You may revoke your offer to purchase the Trigger PLUS prior to our acceptance

We are using this pricing supplement to solicit from you an offer to purchase the Trigger PLUS. You may revoke your offer to purchase the Trigger PLUS at any time prior to the time at which we accept such offer by notifying the relevant agent. We reserve the right to change the terms of, or reject any offer to purchase, the Trigger PLUS prior to their issuance. In the event of any material changes to the terms of the Trigger PLUS, we will notify you.

Morgan Stanley & Co. LLC will be the calculation agent

We have appointed our affiliate, Morgan Stanley & Co. LLC, which we refer to as MS & Co., to act as calculation agent for The Bank of New York Mellon, a New York banking corporation, the trustee for our senior notes. As calculation agent, MS & Co. will determine the initial value and the final value for each basket component, the weighting for each basket component, the basket performance, whether a market disruption event has occurred and the payment that you will receive at maturity.

Morgan Stanley & Co. LLC will be the agent; conflicts of interest

The agent for the offering of the Trigger PLUS, MS & Co., a wholly owned subsidiary of Morgan Stanley and an affiliate of MSFL, will conduct this offering in compliance with the requirements of FINRA Rule 5121 of the Financial Industry Regulatory Authority, Inc., which is commonly referred to as FINRA, regarding a FINRA member firm’s distribution of the Trigger PLUS of an affiliate and related conflicts of interest. MS & Co. or any of our other affiliates may not make sales in this offering to any discretionary account. See “Additional Information About the Trigger PLUS—Supplemental Information Concerning Plan of Distribution; Conflicts of Interest” on PS-26.

Where you can find more information on the Trigger PLUS

The Trigger PLUS are unsecured debt securities issued as part of our Series A medium-term note program. We describe the basic features of this type of debt security in the sections of the product supplement for PLUS called “Description of PLUS” and in the section of the prospectus called “Description of Debt Securities—Fixed Rate Debt Securities.”

Because this is a summary, it does not contain all of the information that may be important to you. For a detailed description of the terms of the Trigger PLUS, you should read the “Terms of the Trigger PLUS” section in this pricing supplement. You should also read about some of the risks involved in investing in the Trigger PLUS in the section called “Risk Factors.” The tax and accounting treatment of investments in equity-linked securities such as these may differ from that of investments in ordinary debt securities or common stock. See the section of this pricing supplement called “Additional Information About the Trigger PLUS—United States Federal Taxation.” We urge you to consult with your investment, legal, tax, accounting and other advisers with regard to any proposed or actual investment in the Trigger PLUS.

HYPOTHETICAL PAYOUTS ON THE TRIGGER PLUS

At maturity, you will receive for each Trigger PLUS that you hold an amount in cash that will vary depending on the basket performance as of the determination date. If the basket performance is positive, meaning that the value of the basket has increased, you will receive a payment at maturity equal to $1,000 plus the product of (i) $1,000, (ii) 124% and (iii) the basket performance. If the basket performance is zero or negative but is not less than -25%, you will receive the stated principal amount of your investment. However, if the basket performance is less than -25%, investors will lose 1% for every 1% decline in the value of the basket over the term of the Trigger PLUS.

In measuring the performance of the basket as a whole on the determination date, the basket component with the best performance will be allocated a weighting of 50%, the basket component with the second-best performance will be allocated a weighting of 35% and the basket component with the worst performance will be allocated a weighting of 15%.

The tables below are examples of how to calculate the basket performance and the payment at maturity on the Trigger PLUS based on hypothetical initial values and hypothetical final values for each of the basket components. The actual initial values will be determined on the pricing date, and the actual final values will be determined on the determination date.

Example 1: Basket performance is positive

Basket Component	Hypothetical Initial Value	Hypothetical Final Value	Hypothetical Percentage Change	Weighting	Hypothetical Performance Value
SPX Index	5,000	4,750	–5% (worst performance)	15%	-0.75%
TPX Index	30,000	45,000	50% (second-best performance)	35%	17.50%
SX5E Index	4,000	8,000	100% (best performance)	50%	50%
Hypothetical basket performance:					66.75%

Basket performance = Sum of performance values of each basket component

Each performance value = [(final value - initial value) / initial value] × weighting

SPX Index = [(4,750 – 5,000) / 5,000] × 15% = -0.75%,
plus

TPX Index = [(45,000 – 30,000) / 30,000] × 35% = 17.50%,

plus

SX5E Index = [(8,000 – 4,000) / 4,000] × 50% = 50%,

Hypothetical basket performance = 66.75%

The payment at maturity per Trigger PLUS is $1,000 + ($1,000 × 124% × 66.75%) = $1,827.70.

Example 2: Basket performance is zero or negative but greater than or equal to -25%

Basket Component	Hypothetical Initial Value	Hypothetical Final Value	Hypothetical Percentage Change	Weighting	Hypothetical Performance Value
SPX Index	5,000	5,500	10% (best performance)	50%	5%
TPX Index	30,000	21,000	-30% (worst performance)	15%	-4.50%
SX5E Index	4,000	3,000	-25% (second-best performance)	35%	-8.75%
Hypothetical basket performance:					-8.25%

Basket performance = Sum of performance values of each basket component

Each performance value = [(final value - initial value) / initial value] × weighting

SPX Index = [(5,500 – 5,000) / 5,000] × 50% = 5%,
plus

TPX Index = [(21,000 – 30,000) / 30,000] × 15% = -4.50%,

plus

SX5E Index = [(3,000 – 4,000) / 4,000] × 35% = -8.75%,

Hypothetical basket performance = -8.25%

The payment at maturity per Trigger PLUS is $1,000.

As the basket performance is negative but is not less than -25%, you will receive for each $1,000 stated principal amount of Trigger PLUS that you hold a payment at maturity equal to $1,000.

In Example 2, one of the basket components — the SPX Index — has increased in value by 10% from its initial value, but the other two basket components have declined in value by 30% and 25%. Accordingly, although one of the basket components has increased in value, the significant declines in values of the other two basket components have the effect of more than offsetting such increase. Therefore, the basket performance is negative.

Example 3: Basket performance is less than -25%

Basket Component	Hypothetical Initial Value	Hypothetical Final Value	Hypothetical Percentage Change	Weighting	Hypothetical Performance Value
SPX Index	5,000	1,750	-65% (worst performance)	15%	-9.75%
TPX Index	30,000	33,000	10% (best performance)	50%	5%
SX5E Index	4,000	1,600	-60% (second-best performance)	35%	-21%
Hypothetical basket performance:					-25.75%

Basket performance = Sum of performance values of each basket component

Each performance value = [(final value - initial value) / initial value] × weighting

SPX Index = [(1,750 – 5,000) / 5,000] × 15% = -9.75%,
plus

TPX Index = [(33,000 – 30,000) / 30,000] × 50% = 5%,

plus

SX5E Index = [(1,600 – 4,000) / 4,000] × 35% = -21%,

Hypothetical basket performance = -25.75%

The payment at maturity per Trigger PLUS is $1,000 + ($1,000 × -25.75%) = $742.50.

As the basket performance is less than -25%, the payment at maturity per Trigger PLUS will be equal to $1,000 + ($1,000 × basket performance).

In the above example, one of the basket components — the TPX Index — has increased in value by 10% from its initial value, but the other two basket components have declined in value by 65% and 60%. Accordingly, although one of the basket components has increased in value, the significant declines in values of the other two basket components have the effect of more than offsetting such increase. Therefore, the basket performance is negative, and because the basket performance is less than -25%, the payment at maturity per Trigger PLUS will be significantly less than the $1,000 stated principal amount.

In this example, investors lose a significant portion of their investment in proportion to the negative basket performance.

While the weightings of the basket components are set on the determination date in a way that is favorable to the investors (50% for the best-performing basket component, 35% for the second-best performing basket component and 15% for the worst-performing basket component), the basket performance can still be negative if one or more basket components decline in value over the term of the Trigger PLUS.

If the basket performance is less than -25%, you will receive an amount in cash that is at least 25% less than the $1,000 stated principal amount of each Trigger PLUS by an amount proportionate to the decline in the value of the basket, and you will lose money on your investment. You could lose all of your initial investment in the Trigger PLUS.

Please review the tables setting forth the historical performance of each of the basket components for each calendar quarter in the period from January 1, 2020 through April 11, 2025 and related graphs in “Additional Information About the Trigger PLUS––Historical Information” beginning on PS-22. You cannot predict the future performance of any of the basket components or of the basket as a whole, or whether increases in the values of any of the basket components will be offset by decreases in the values of other basket components, based on their historical performance.

RISK FACTORS

The Trigger PLUS are not secured debt, and, unlike ordinary debt securities, do not guarantee the return of any principal at maturity and do not pay any interest. Investing in the Trigger PLUS is not equivalent to investing in the basket components, their component stocks or the indices tracked by the basket components. This section describes the material risks relating to the Trigger PLUS. For a further discussion of risk factors, please see the accompanying product supplement for PLUS, index supplement and prospectus. You should carefully consider whether the Trigger PLUS are suited to your particular circumstances before you decide to purchase them.

Risks Relating to an Investment in the Trigger PLUS

The Trigger PLUS do not pay interest or guarantee the return of any principal

The terms of the Trigger PLUS differ from those of ordinary debt securities in that we will not pay you any interest on the Trigger PLUS and do not guarantee the return of any principal at maturity. Instead, you will receive for each $1,000 stated principal amount of the Trigger PLUS that you hold an amount in cash based upon the basket performance, as measured on the determination date. If the basket performance is less than -25%, you will receive at maturity an amount in cash that is at least 25% less than the $1,000 stated principal amount of each Trigger PLUS by an amount proportionate to the decline in the value of the basket. As there is no minimum payment at maturity on the Trigger PLUS, you could lose your entire investment.

The market price of the Trigger PLUS will be influenced by many unpredictable factors

Several factors, many of which are beyond our control, will influence the value of the Trigger PLUS in the secondary market and the price at which MS & Co. may be willing to purchase or sell the Trigger PLUS in the secondary market, including: the value and volatility of the basket components, interest and yield rates in the market, time remaining to maturity, geopolitical conditions and economic, financial, political and regulatory or judicial events and any actual or anticipated changes in our credit ratings or credit spreads. Generally, the longer the time remaining to maturity, the more the market price of the Trigger PLUS will be affected by the other factors described above. You may receive less, and possibly significantly less, than the stated principal amount per Trigger PLUS if you try to sell your Trigger PLUS prior to maturity.

The Trigger PLUS are subject to our credit risk, and any actual or anticipated changes to our credit ratings or credit spreads may adversely affect the market value of the Trigger PLUS

You are dependent on our ability to pay all amounts due on the Trigger PLUS at maturity and therefore you are subject to our credit risk. If we default on our obligations under the Trigger PLUS, your investment would be at risk and you could lose some or all of your investment. As a result, the market value of the Trigger PLUS prior to maturity will be affected by changes in the market's view of our creditworthiness. Any actual or anticipated decline in our credit ratings or increase in the credit spreads charged by the market for taking our credit risk is likely to adversely affect the market value of the Trigger PLUS.

As a finance subsidiary, MSFL has no independent operations and will have no independent assets

As a finance subsidiary, MSFL has no independent operations beyond the issuance and administration of its securities and will have no independent assets available for distributions to holders of MSFL securities if they make claims in respect of such securities in a bankruptcy, resolution or similar proceeding. Accordingly, any recoveries by such holders will be limited to those available under the related guarantee by Morgan Stanley and that guarantee will rank pari passu with all other unsecured, unsubordinated obligations of Morgan Stanley. Holders will have recourse only to a single claim against Morgan Stanley and its assets under the guarantee. Holders of securities issued by MSFL should accordingly assume that in any such proceedings they would not have any priority over and should be treated pari passu with the claims of other unsecured, unsubordinated creditors of Morgan Stanley, including holders of Morgan Stanley-issued securities.

Investing in the Trigger	Investing in the Trigger PLUS is not equivalent to investing directly in the basket

PLUS is not equivalent to investing in the basket components components or any of the component stocks of the S&P 500® Index, the Tokyo Stock Price Index or the EURO STOXX 50® Index. Investors in the Trigger PLUS will not have voting rights or rights to receive dividends or other distributions or any other rights with respect to any of the component stocks of the S&P 500® Index, the Tokyo Stock Price Index or the EURO STOXX 50® Index.

The Trigger PLUS will not be listed on any securities exchange and secondary trading may be limited

The Trigger PLUS will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the Trigger PLUS. Morgan Stanley & Co. LLC, which we refer to as MS & Co., may, but is not obligated to, make a market in the Trigger PLUS and, if it once chooses to make a market, may cease doing so at any time. When it does make a market, it will generally do so for transactions of routine secondary market size at prices based on its estimate of the current value of the Trigger PLUS, taking into account its bid/offer spread, our credit spreads, market volatility, the notional size of the proposed sale, the cost of unwinding any related hedging positions, the time remaining to maturity and the likelihood that it will be able to resell the Trigger PLUS. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Trigger PLUS easily. Since other broker-dealers may not participate significantly in the secondary market for the Trigger PLUS, the price at which you may be able to trade your Trigger PLUS is likely to depend on the price, if any, at which MS & Co. is willing to transact. If, at any time, MS & Co. were to cease making a market in the Trigger PLUS, it is likely that there would be no secondary market for the Trigger PLUS. Accordingly, you should be willing to hold your Trigger PLUS to maturity.

The rate we are willing to pay for securities of this type, maturity and issuance size is likely to be lower than the rate implied by our secondary market credit spreads and advantageous to us. Both the lower rate and the inclusion of costs associated with issuing, selling, structuring and hedging the Trigger PLUS in the original issue price reduce the economic terms of the Trigger PLUS, cause the estimated value of the Trigger PLUS to be less than the original issue price and will adversely affect secondary market prices

Assuming no change in market conditions or any other relevant factors, the prices, if any, at which dealers, including MS & Co., may be willing to purchase the Trigger PLUS in secondary market transactions will likely be significantly lower than the original issue price, because secondary market prices will exclude the issuing, selling, structuring and hedging-related costs that are included in the original issue price and borne by you and because the secondary market prices will reflect our secondary market credit spreads and the bid-offer spread that any dealer would charge in a secondary market transaction of this type as well as other factors.

The inclusion of the costs of issuing, selling, structuring and hedging the Trigger PLUS in the original issue price and the lower rate we are willing to pay as issuer make the economic terms of the Trigger PLUS less favorable to you than they otherwise would be.

However, because the costs associated with issuing, selling, structuring and hedging the Trigger PLUS are not fully deducted upon issuance, for a period of up to 6 months following the issue date, to the extent that MS & Co. may buy or sell the Trigger PLUS in the secondary market, absent changes in market conditions, including those related to the basket components, and to our secondary market credit spreads, it would do so based on values higher than the estimated value, and we expect that those higher values will also be reflected in your brokerage account statements.

The estimated value of the Trigger PLUS is determined by reference to our pricing and valuation models, which may differ from those of other dealers and is not a maximum or minimum

These pricing and valuation models are proprietary and rely in part on subjective views of certain market inputs and certain assumptions about future events, which may prove to be incorrect. As a result, because there is no market-standard way to value these types of securities, our models may yield a higher estimated value of the Trigger PLUS than those generated by others, including other dealers in the market, if they attempted to value the Trigger PLUS. In addition, the estimated value on the pricing date does not represent a minimum or maximum price at which dealers, including MS & Co., would be willing to purchase your Trigger PLUS in the secondary market price

secondary market (if any exists) at any time. The value of your Trigger PLUS at any time after the date of this pricing supplement will vary based on many factors that cannot be predicted with accuracy, including our creditworthiness and changes in market conditions. See also “The market price of the Trigger PLUS will be influenced by many unpredictable factors” above.

Hedging and trading activity by our affiliates could potentially affect the value of the Trigger PLUS

One or more of our affiliates and or third-party dealers expect to carry out hedging activities related to the Trigger PLUS (and to other instruments linked to the basket components or their component stocks), including trading in the stocks that constitute the basket components as well as in other instruments related to the basket components. As a result, these entities may be unwinding or adjusting hedge positions during the term of the Trigger PLUS, and the hedging strategy may involve greater and more frequent dynamic adjustments to the hedge as the determination date approaches. Some of our affiliates also trade the stocks that constitute the basket components and other financial instruments related to the basket components on a regular basis as part of their general broker-dealer and other businesses. Any of these hedging or trading activities on or prior to the pricing date could affect the initial values, and, therefore, could increase the values at or above which the basket components must close on the determination date so that an investor would not sustain a significant loss on their investment. Additionally, such hedging or trading activities during the term of the Trigger PLUS, including on the determination date, could adversely affect the values of the basket components on the determination date, and, accordingly, the amount of cash an investor will receive at maturity, if any.

The calculation agent, which is a subsidiary of Morgan Stanley and an affiliate of MSFL, will make determinations with respect to the Trigger PLUS

As calculation agent, MS & Co. will determine the initial value and the final value for each basket component, the weighting for each basket component, the basket performance and the payment that you will receive at maturity, if any. Moreover, certain determinations made by MS & Co. in its capacity as calculation agent, may require it to exercise discretion and make subjective judgments, such as with respect to the occurrence or non-occurrence of market disruption events, the selection of a successor index or calculation of any closing price in the event of a market disruption event or discontinuance of an index tracked by a basket component, and certain adjustments to an adjustment factor. These potentially subjective determinations may adversely affect the payout to you at maturity, if any. For further information regarding these types of determinations, see the sections of this pricing supplement called “Terms of the Trigger PLUS—Determination Date,” “—Payment at Maturity,” “—Performance Value,” “—Initial Value,” “—Index Closing Value,” “—Final Value,” “—Market Disruption Event,” and see “Description of PLUS—Postponement of Valuation Date(s)” and “—Calculation Agent and Calculations” and related definitions in the accompanying product supplement for PLUS. In addition, MS & Co. has determined the estimated value of the Trigger PLUS on the pricing date.

The U.S. federal income tax consequences of an investment in the Trigger PLUS are uncertain

Please read the discussion under “Additional Information—Tax considerations” in this document and the discussion under “United States Federal Taxation” in the accompanying product supplement for PLUS (together, the “Tax Disclosure Sections”) concerning the U.S. federal income tax consequences of an investment in the Trigger PLUS. There is no direct legal authority regarding the proper U.S. federal tax treatment of the Trigger PLUS, and we do not plan to request a ruling from the Internal Revenue Service (the “IRS”). Consequently, significant aspects of the tax treatment of the Trigger PLUS are uncertain, and the IRS or a court might not agree with the tax treatment of a Trigger PLUS as a single financial contract that is an “open transaction” for U.S. federal income tax purposes. If the IRS were successful in asserting an alternative treatment of the Trigger PLUS, the tax consequences of the ownership and disposition of the Trigger PLUS, including the timing and character of income recognized by U.S. Holders and the withholding tax consequences to Non-U.S. Holders, might be materially and adversely affected. Moreover, future legislation, Treasury regulations or IRS guidance could adversely affect the U.S. federal tax treatment of the Trigger PLUS, possibly retroactively.

Both U.S. and Non-U.S. Holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the Trigger PLUS, including possible alternative treatments, as well as any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Risks Relating to the Basket Components
Changes in the values of one or more of the basket components may offset each other

Value movements in the basket components may not correlate with each other. At a time when the values of one or more basket components increase, the values of the other basket components may not increase as much, or may even decline. Therefore, in calculating the basket components’ performance on the determination date, increases in the values of one or more basket components may be moderated, or wholly offset, by lesser increases or declines in the values of other basket components.

However, there have been times in the past when the values of the basket components have been correlated, and while the best-performing basket component will be given the highest weight and the worst-performing basket component the lowest weight, the basket performance can still be negative if the values of one or more basket components decline over the term of the Trigger PLUS. If the basket performance is less than -25%, you will receive an amount in cash that is at least 25% less than the $1,000 stated principal amount of each Trigger PLUS by an amount proportionate to the decline in the value of the basket, and you will lose a significant portion or all of your investment.

You can review tables and graphs illustrating the historical performance of the basket components for the period from January 1, 2020 through April 11, 2025 in “Additional Information About the Trigger PLUS––Historical Information” beginning on PS-22.

You cannot predict the future performance of any of the basket components, or of the basket as a whole, or whether increases in the value of any of the basket components will be offset by lesser increases or decreases in the value of other basket components based on their historical performance.

There are risks associated with investments in securities linked to the value of foreign equity securities

The Trigger PLUS are linked to the value of foreign equity securities. Investments in securities linked to the value of foreign equity securities involve risks associated with the securities markets in those countries, including risks of volatility in those markets, governmental intervention in those markets and cross-shareholdings in companies in certain countries. Also, there is generally less publicly available information about foreign companies than about U.S. companies that are subject to the reporting requirements of the United States Securities and Exchange Commission, and foreign companies are subject to accounting, auditing and financial reporting standards and requirements different from those applicable to U.S. reporting companies. The prices of securities issued in foreign markets may be affected by political, economic, financial and social factors in those countries, or global regions, including changes in government, economic and fiscal policies and currency exchange laws. Local securities markets may trade a small number of securities and may be unable to respond effectively to increases in trading volume, potentially making prompt liquidation of holdings difficult or impossible at times. Moreover, the economies in such countries may differ favorably or unfavorably from the economy in the United States in such respects as growth of gross national product, rate of inflation, capital reinvestment, resources, self-sufficiency and balance of payment positions between countries.
Governmental regulatory actions, such as sanctions, could adversely affect your investment in the Trigger PLUS.

Governmental regulatory actions, including, without limitation, sanctions-related actions by the U.S. or a foreign government, could prohibit or otherwise restrict persons from holding the Trigger PLUS or the component securities of the underlying indices, or engaging in transactions therein, and any such action could adversely affect the value of the underlying indices or the Trigger PLUS. These regulatory actions could result in restrictions on the Trigger PLUS and could result in the loss of a significant portion or all of your initial investment in the Trigger PLUS, including if you are forced to divest the Trigger PLUS due to the government mandates, especially if such divestment must be made at a time when the value of the Trigger PLUS has declined.

Adjustments to the basket components could adversely affect the value of the Trigger PLUS

The publisher of each index can add, delete or substitute the stocks underlying such index, and can make other methodological changes that could change the value of such index. Any of these actions could adversely affect the value of the Trigger PLUS. In addition, an index publisher may discontinue or suspend calculation or publication of the relevant index at any time. In these circumstances, MS & Co., as the calculation agent, will have the sole discretion to substitute a successor index for such index that is comparable to the discontinued index and is permitted to consider indices that are calculated and published by MS & Co. or any of its affiliates. If MS & Co. determines that there is no appropriate successor index for such index, the payment at maturity on the Trigger PLUS will be an amount based on the closing prices on the determination date of the Trigger PLUS constituting such index at the time of such discontinuance, without rebalancing or substitution, computed by the calculation agent in accordance with the formula for calculating such index last in effect prior to discontinuance of such index.

TERMS OF THE TRIGGER PLUS

Terms used but not defined herein have the meanings given to such terms in the accompanying product supplement for PLUS. The term “Trigger PLUS” refers to each $1,000 Stated Principal Amount of our Trigger PLUS Linked to U.S. and International Equities due May 3, 2030 Based on a Performance-Allocation Basket Composed of the S&P 500® Index, the Tokyo Stock Price Index and the EURO STOXX 50® Index.

Aggregate Principal Amount  $

Original Issue Date (Settlement Date)  May 5, 2025 (3 Business Days after the Pricing Date)

Maturity Date  May 3, 2030, subject to extension as described below.

If, due to a Market Disruption Event or otherwise, the Determination Date for any Basket Component is postponed so that it falls less than two Business Days prior to the scheduled Maturity Date, the Maturity Date will be the second Business Day following such Determination Date as postponed.

Pricing Date  April 30, 2025

Interest Rate  None

Specified Currency  U.S. dollars

CUSIP Number  61778JS84

ISIN Number  US61778JS844

Minimum Purchase Amount  $1,000

Issue Price  $1,000 (100%)

Stated Principal Amount  $1,000

Basket  The following table sets forth the Basket Components along with the Initial Value and the relevant Bloomberg ticker symbol:

Basket Component	Initial Value	Bloomberg ticker symbol*
The S&P 500® Index (the “SPX Index”)		SPX
The Tokyo Stock Price Index (the “TPX Index”)		TPX
The EURO STOXX 50® Index (the “SX5E Index”)		SX5E

*Bloomberg ticker symbols are being provided for reference purposes only. With respect to each Basket Component, the Initial Value and the Final Value will be determined as set forth under “Terms of the Trigger PLUS—Initial Value” and “—Final Value” below.

Underlying Indices  The SPX Index, the TPX Index, and the SX5E Index (each, individually, an “Underlying Index”)

Underlying Index Publisher  With respect to the SPX Index, S&P® Dow Jones Indices LLC and any successor thereof, with respect to the TPX Index, JPX Market Innovation & Research, Inc. and any successor thereof, and with respect to the SX5E Index, STOXX® Limited and any successor thereof.

Weightings  Based on the relative performance of the Basket Components against each other, as measured on the Determination Date, the Weighting of each Basket Component will be determined by the Calculation Agent as follows: The Basket Component with the best performance will be allocated a Weighting of 50%, the Basket Component with the second-best performance will be allocated a Weighting of 35% and the Basket Component with the worst performance will be allocated a Weighting of 15%.

Determination Date  April 30, 2030; subject to adjustment for non-Index Business Days or Market Disruption Events, as described in the following paragraph.

If the scheduled Determination Date is not an Index Business Day with respect to any Basket Component or if a Market Disruption Event occurs on the Determination Date with respect to any Basket Component, the Determination Date solely for such affected Basket Component will be postponed and the Index Closing Value with respect to such affected Basket Component will be determined on the immediately succeeding Index Business Day on which no Market Disruption Event occurs with respect to such affected Basket Component.  The Final Basket Value will be determined on the last Determination Date as so postponed, by which date the Final Value for each Basket Component will have been determined; provided that the Index Closing Value for any affected Basket Component will not be determined on a date later than the fifth scheduled Index Business Day after the scheduled Determination Date, and if such date is not an Index Business Day or if there is a Market Disruption Event with respect to the affected Basket Component on such date, the Calculation Agent will determine the Index Closing Value of such Basket Component on such date in accordance with the formula for calculating such Basket Component last in effect prior to the commencement of the Market Disruption Event (or prior to the non-Index Business Day), without rebalancing or substitution, using the closing price (or, if trading in the relevant securities has been materially suspended or materially limited, its good faith estimate of the closing price that would have prevailed but for such suspension, limitation or non-Index Business Day) on such date of each security most recently constituting such Basket Component.

Payment at Maturity  At maturity, upon delivery of the Trigger PLUS to the Trustee, we will pay with respect to the $1,000 Stated Principal Amount of each Trigger PLUS an amount in cash, as determined by the Calculation Agent, equal to:

(i) if the Basket Performance is positive, $1,000 plus the product of (i) $1,000, (ii) the Leverage Factor and (iii) the Basket Performance.

(ii) if the Basket Performance is zero or negative but is not less than -25%,

$1,000

(iii) if the Basket Performance is less than -25%,

$1,000 + ($1,000 x Basket Performance)

We will, or will cause the Calculation Agent to, (i) provide written notice to the Trustee and to The Depository Trust Company, which we refer to as DTC, of the amount of cash, if any, to be delivered with respect to the $1,000 Stated Principal Amount of each Trigger PLUS, on or prior to 10:30 a.m. (New York City time) on the Business Day preceding the Maturity Date, and (ii) deliver the aggregate cash amount due with respect to the Trigger PLUS to the Trustee for delivery to DTC, as holder of the Trigger PLUS, on or prior to the Maturity Date. We expect such amount of cash will be distributed to investors on the Maturity Date in accordance with the standard rules and procedures of DTC and its direct and indirect participants. See “—Book Entry Security or Certificated Security” below, and see “Forms of Securities—The Depositary” in the accompanying prospectus.

Leverage Factor  124%

Basket Performance  The Basket Performance is the sum of the Performance Values for each of the Basket Components.

Performance Value  With respect to each Basket Component, the product of (x) the Final Value for such Basket Component minus the Initial Value for such Basket Component divided by (y) the Initial Value for such Basket Component times (z) the Weighting for such Basket Component. Each such product may be expressed by the following formula:

(Final Value – Initial Value)	×	Weighting
Initial Value

In certain circumstances, the Performance Value will be based on the alternate calculation of the values for the Basket Components, as described under “Description of PLUS—Discontinuance of Any Underlying Index or Basket Index; Alteration of Method of Calculation” in the accompanying product supplement for PLUS.

Initial Value  The Initial Value for each Basket Component will equal the Index Closing Value of such Basket Component on the Pricing Date; provided that if a Market Disruption Event occurs on the Pricing Date, the Initial Value of each affected Basket Component will be determined in accordance with the fallback mechanics described under “—Determination Date” above.

Index Closing Value  With respect to the SPX Index, the TPX Index and the SX5E Index, the Index Closing Value on any Index Business Day shall be determined by the Calculation Agent and shall equal the official closing value of such Underlying Index, or any Successor Index (as defined under “Description of PLUS—Discontinuance of Any Underlying Index or Basket Index; Alteration of Method

of Calculation” in the accompanying product supplement for PLUS), published at the regular official weekday close of trading on such Index Business Day by the Underlying Index Publisher for such Underlying Index. In certain circumstances, the Index Closing Value for the SPX Index, the TPX Index or the SX5E Index shall be based on the alternate calculation of such Underlying Index as described under “Discontinuance of an Underlying Index; Alteration of Method of Calculation” in the accompanying product supplement for PLUS.

Final Value  The Final Value for each Basket Component will equal the Index Closing Value of such Basket Component on the Determination Date, as determined by the Calculation Agent.

Calculation Agent  MS & Co. and its successors

All determinations made by the Calculation Agent will be at the sole discretion of the Calculation Agent and will, in the absence of manifest error, be conclusive for all purposes and binding on you, the Trustee and us.

All calculations with respect to the Payment at Maturity will be made by the Calculation Agent and will be rounded to the nearest one billionth, with five ten-billionths rounded upward (e.g., .9876543215 would be rounded to .987654322); all dollar amounts related to determination of the amount of cash payable per Trigger PLUS will be rounded to the nearest ten-thousandth, with five one hundred-thousandths rounded upward (e.g., .76545 would be rounded up to .7655); and all dollar amounts paid on the aggregate number of the Trigger PLUS will be rounded to the nearest cent, with one-half cent rounded upward.

Because the Calculation Agent is our affiliate, the economic interests of the Calculation Agent and its affiliates may be adverse to your interests as an investor in the Trigger PLUS, including with respect to certain determinations and judgments that the Calculation Agent must make in determining the Basket Performance or whether a Market Disruption Event has occurred. MS & Co. is obligated to carry out its duties and functions as Calculation Agent in good faith and using its reasonable judgment.

Market Disruption Event  As set forth under “Description of PLUS—Some Definitions” in the accompanying product supplement for PLUS.

Trustee  The Bank of New York Mellon, a New York banking corporation

Agent  MS & Co.

ADDITIONAL INFORMATION ABOUT THE TRIGGER PLUS

Book Entry Security or Certificated Security  Book Entry. The Trigger PLUS will be issued in the form of one or more fully registered global securities which will be deposited with, or on behalf of, DTC and will be registered in the name of a nominee of DTC. DTC’s nominee will be the only registered holder of the Trigger PLUS. Your beneficial interest in the Trigger PLUS will be evidenced solely by entries on the books of the securities intermediary acting on your behalf as a direct or indirect participant in DTC. In this pricing supplement, all references to payments or notices to you will mean payments or notices to DTC, as the registered holder of the Trigger PLUS, for distribution to participants in accordance with DTC’s procedures. For more information regarding DTC and book entry securities, please see the accompanying product supplement for PLUS and prospectus.

Interest Rate  None

The S&P 500® Index  The S&P 500® Index, which is calculated, maintained and published by S&P® Dow Jones Indices LLC (“S&P®”), is intended to provide a benchmark for performance measurement of the large capitalization segment of the U.S. equity markets by tracking the stock price movement of 500 companies with large market capitalizations. Component stocks of the S&P 500® Index are required to have a total company level market capitalization that reflects approximately the 85th percentile of the S&P® Total Market Index. The S&P 500® Index measures the relative performance of the common stocks of 500 companies as of a particular time as compared to the performance of the common stocks of 500 similar companies during the base period of the years 1941 through 1943. For additional information about the S&P 500® Index, see the information set forth under “S&P® U.S. Indices—S&P 500® Index” in the accompanying index supplement.

The Tokyo Stock Price Index  The Tokyo Stock Price Index, which we also refer to as the TOPIX® Index, is published by JPX Market Innovation & Research, Inc. (“JPXI”). The TOPIX® Index was developed by the TSE. Publication of the TOPIX® Index began on July 1, 1969, based on a base index value of 100 as of January 4, 1968. Prior to April 4, 2022, the TSE domestic stock market was divided into two sections: the First Section and the Second Section. Listings of stocks on the TSE were divided between these two sections, with stocks listed on the First Section typically being limited to larger, longer-established and more actively traded issues and the Second Section to smaller and newly listed companies. At that time, the component stocks of the TOPIX® Index consisted of all domestic common stocks listed on the First Section of the TSE. On April 4, 2022, JPXI began revisions to the TOPIX® Index in conjunction with the restructuring of the TSE into three new market segments: the Prime Market, the Standard Market and the Growth Market. Stocks that were components of the TOPIX® Index as of April 1, 2022 continue to be included after the market restructuring, regardless of their new market segment. However, component stocks with tradeable share market capitalization of under JPY 10 billion are designated as “phased weighting reduction constituents,” and their weighting was gradually reduced in ten stages on the last business day of each quarter beginning in October 2022 and ending in January 2025. The TOPIX® Index is computed and published every second via the Market Information System, and is reported to securities companies, news media, and other institutions across Japan. For additional information about the TOPIX® Index, see the information set forth under “Tokyo Stock Price Index” in the accompanying index supplement.

The EURO STOXX 50® Index  The EURO STOXX 50® Index was created by STOXX® Limited, a part of Qontigo, which is a wholly owned subsidiary of Deutsche Börse AG. Publication of the EURO STOXX 50® Index began on February 26, 1998, based on an initial index value of 1,000 as of December 31, 1991. The EURO STOXX 50® Index is composed of 50 component stocks of market sector leaders among the 20 STOXX® supersectors, which includes stocks selected from the Eurozone. The component stocks have a high degree of liquidity and represent the largest companies across all market sectors. For additional information about the EURO STOXX 50® Index, see the information set forth under “EURO STOXX 50® Index” in the accompanying index supplement.

Historical Information  The following tables set forth the published high, low and end of quarter Index Closing Values for each of the Basket Components for each calendar quarter in the period from January 1, 2020 through April 11, 2025. The graphs following each Basket Component’s table set forth the historical performance of each respective Basket Component for the same period. On April 11, 2025, the Index Closing Value for the SPX Index was 5,363.36, the Index Closing Value for the TPX Index was 2,466.91 and the Index Closing Value for the SX5E Index was 4,787.23. We obtained the information in the tables and graphs from Bloomberg Financial Markets, without independent verification. The historical performance of the Basket Components should not be taken as an indication of future performance. The values of the Basket Components may be, and have recently been, volatile, and we can give you no assurance that the volatility will lessen. We cannot give you any assurance that the Basket Performance, as measured on the Determination Date, will be positive. If the Basket Performance on the Determination Date is less than -25%, you will receive an amount in cash that is at least 25% less than the $1,000 Stated Principal Amount of each Trigger PLUS by an amount proportionate to the decline in the value of the Basket, and you will lose a significant portion or all of your investment. You could lose all of your initial investment in the Trigger PLUS.

S&P 500® Index
High and Low Index Closing Values and End-of-Quarter Index Closing Values

January 1, 2020 through April 11, 2025

SPX Index	High	Low	Period End
2020
First Quarter	3,386.15	2,237.40	2,584.59
Second Quarter	3,232.39	2,470.50	3,100.29
Third Quarter	3,580.84	3,115.86	3,363.00
Fourth Quarter	3,756.07	3,269.96	3,756.07
2021
First Quarter	3,974.54	3,700.65	3,972.89
Second Quarter	4,297.50	4,019.87	4,297.50
Third Quarter	4,536.95	4,258.49	4,307.54
Fourth Quarter	4,793.06	4,300.46	4,766.18
2022
First Quarter	4,796.56	4,170.70	4,530.41
Second Quarter	4,582.64	3,666.77	3,785.38
Third Quarter	4,305.20	3,585.62	3,585.62
Fourth Quarter	4,080.11	3,577.03	3,839.50
2023
First Quarter	4,179.76	3,808.10	4,109.31
Second Quarter	4,450.38	4,055.99	4,450.38
Third Quarter	4,588.96	4,273.53	4,288.05
Fourth Quarter	4,783.35	4,117.37	4,769.83
2024
First Quarter	5,254.35	4,688.68	5,254.35
Second Quarter	5,487.03	4,967.23	5,460.48
Third Quarter	5,762.48	5,186.33	5,762.48
Fourth Quarter	6,090.27	5,695.94	5,881.63
2025
First Quarter	6,144.15	5,521.52	5,611.85
Second Quarter (through April 11, 2025)	5,670.97	4,982.77	5,363.36

Historical Daily Index Closing Values of the S&P 500® Index

January 1, 2020 through April 11, 2025

Tokyo Stock Price Index

High and Low Index Closing Values and End-of-Quarter Index Closing Values

January 1, 2020 through April 11, 2025

TPX Index	High	Low	Period End
2020
First Quarter	1,744.16	1,236.34	1,403.04
Second Quarter	1,630.72	1,325.13	1,558.77
Third Quarter	1,661.93	1,496.06	1,625.49
Fourth Quarter	1,819.18	1,579.33	1,804.68
2021
First Quarter	2,012.21	1,791.22	1,954.00
Second Quarter	1,983.54	1,849.04	1,943.57
Third Quarter	2,118.87	1,880.68	2,030.16
Fourth Quarter	2,055.56	1,926.37	1,992.33
2022
First Quarter	2,039.27	1,758.89	1,946.40
Second Quarter	1,969.98	1,818.94	1,870.82
Third Quarter	2,006.99	1,835.94	1,835.94
Fourth Quarter	2,018.80	1,847.58	1,891.71
2023
First Quarter	2,071.09	1,868.15	2,003.50
Second Quarter	2,300.36	1,961.28	2,288.60
Third Quarter	2,430.30	2,221.48	2,323.39
Fourth Quarter	2,391.05	2,218.89	2,366.39
2024
First Quarter	2,813.22	2,378.79	2,768.62
Second Quarter	2,809.63	2,626.32	2,809.63
Third Quarter	2,929.17	2,227.15	2,645.94
Fourth Quarter	2,801.68	2,618.32	2,784.92
2025
First Quarter	2,815.47	2,658.73	2,658.73
Second Quarter (through April 11, 2025)	2,661.73	2,288.66	2,466.91

Historical Daily Index Closing Values of the Tokyo Stock Price Index

January 1, 2020 through April 11, 2025

EURO STOXX 50® Index

High and Low Index Closing Values and End-of-Quarter Index Closing Values

January 1, 2020 through April 11, 2025

SX5E Index	High	Low	Period End
2020
First Quarter	3,865.18	2,385.82	2,786.90
Second Quarter	3,384.29	2,662.99	3,234.07
Third Quarter	3,405.35	3,137.06	3,193.61
Fourth Quarter	3,581.37	2,958.21	3,552.64
2021
First Quarter	3,926.20	3,481.44	3,919.21
Second Quarter	4,158.14	3,924.80	4,064.30
Third Quarter	4,246.13	3,928.53	4,048.08
Fourth Quarter	4,401.49	3,996.41	4,298.41
2022
First Quarter	4,392.15	3,505.29	3,902.52
Second Quarter	3,951.12	3,427.91	3,454.86
Third Quarter	3,805.22	3,279.04	3,318.20
Fourth Quarter	3,986.83	3,331.53	3,793.62
2023
First Quarter	4,315.05	3,856.09	4,315.05
Second Quarter	4,408.59	4,218.04	4,399.09
Third Quarter	4,471.31	4,129.18	4,174.66
Fourth Quarter	4,549.44	4,014.36	4,521.44
2024
First Quarter	5,083.42	4,403.08	5,083.42
Second Quarter	5,100.90	4,839.14	4,894.02
Third Quarter	5,067.45	4,571.60	5,000.45
Fourth Quarter	5,041.01	4,729.71	4,895.98
2025
First Quarter	5,540.69	4,871.45	5,248.39
Second Quarter (through April 11, 2025)	5,320.30	4,622.14	4,787.23

Historical Daily Index Closing Values of the EURO STOXX 50® Index

January 1, 2020 through April 11, 2025

Use of Proceeds and Hedging  The proceeds from the sale of the Trigger PLUS will be used by us for general corporate purposes. We will receive, in aggregate, $1,000 per Trigger PLUS issued, because, when we enter into hedging transactions in order to meet our obligations under the Trigger PLUS, our hedging counterparty will reimburse the cost of the Agent’s commissions. The costs of the Trigger PLUS borne by you and described beginning on PS-2 above comprise the Agent’s commissions and the cost of issuing, structuring and hedging the Trigger PLUS. See also “Use of Proceeds” in the accompanying prospectus.

On or prior to the Pricing Date, we will hedge our anticipated exposure in connection with the Trigger PLUS by entering into hedging transactions with our affiliates and/or third-party dealers. We expect our hedging counterparties to take positions in the Basket Components, in futures and/or options contracts on the Basket Components or component stocks of the S&P 500® Index, the Tokyo Stock Price Index and the EURO STOXX 50® Index listed on major securities markets or positions in any other available securities or instruments that we may wish to use in connection with such hedging. Such purchase activity could potentially increase the values of the Basket Components on the Pricing Date, and, therefore, could increase the values at or above which the Basket Components must close on the Determination Date so that you do not sustain a significant loss on your initial investment in the Trigger PLUS. In addition, through our affiliates, we are likely to modify our hedge position throughout the term of the Trigger PLUS by purchasing and selling stocks constituting the S&P 500® Index, the Tokyo Stock Price Index and the EURO STOXX 50® Index, futures and/or options contracts on the Basket Components or component stocks of the S&P 500® Index, the Tokyo Stock Price Index and the EURO STOXX 50® Index listed on major securities or commodities markets or positions in any other available securities or instruments that we may wish to use in connection with such hedging activities, including by buying any such securities or instruments on the Pricing Date and/or selling such securities or instruments on the Determination Date. As a result, these entities may be unwinding or adjusting hedge positions during the term of the Trigger PLUS, and the hedging strategy may involve greater and more frequent dynamic adjustments to the hedge as the Determination Date approaches. We cannot give any assurance that our hedging activities will not affect the values of the Basket Components, and, therefore, adversely affect the value of the Trigger PLUS or the payment you will receive at maturity, if any. For further information on our use of proceeds and hedging, see “Use of Proceeds and Hedging” in the accompanying product supplement for PLUS.

Supplemental Information Concerning

Plan of Distribution; Conflicts of Interest  The agent may distribute the Trigger PLUS through Morgan Stanley Smith Barney LLC (“Morgan Stanley Wealth Management”), as selected dealer, or other dealers, which may include Morgan Stanley & Co. International plc (“MSIP”) and Bank Morgan Stanley AG. Morgan Stanley Wealth Management,

MSIP and Bank Morgan Stanley AG are affiliates of ours. Selected dealers, including Morgan Stanley Wealth Management, and their financial advisors will collectively receive from the agent, Morgan Stanley & Co. LLC, a fixed sales commission of $30 for each Trigger PLUS they sell. In addition, Morgan Stanley Wealth Management will receive a structuring fee of $5 for each Trigger PLUS. The costs included in the original issue price of the Trigger PLUS will include a fee paid by MS & Co. to LFT Securities, LLC, an entity in which an affiliate of Morgan Stanley Wealth Management has an ownership interest, for providing certain electronic platform services with respect to this offering.

MS & Co. is an affiliate of MSFL and a wholly owned subsidiary of Morgan Stanley, and it and other affiliates of ours expect to make a profit by selling, structuring and, when applicable, hedging the Trigger PLUS. When MS & Co. prices this offering of the Trigger PLUS, it will determine the economic terms of the Trigger PLUS such that for each Trigger PLUS the estimated value on the pricing date will be no lower than the minimum level described in “Summary of Pricing Supplement” beginning on PS-2.

MS & Co. will conduct this offering in compliance with the requirements of FINRA Rule 5121 of the Financial Industry Regulatory Authority, Inc., which is commonly referred to as FINRA, regarding a FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest. MS & Co. or any of our other affiliates may not make sales in this offering to any discretionary account. See “Plan of Distribution (Conflicts of Interest)” and “Use of Proceeds and Hedging” in the accompanying product supplement for PLUS.

United States Federal Taxation............... Although there is uncertainty regarding the U.S. federal income tax consequences of an investment in the Trigger PLUS due to the lack of governing authority, in the opinion of our counsel, Davis Polk & Wardwell LLP, under current law, and based on current market conditions, it is reasonable to treat a Trigger PLUS as a single financial contract that is an “open transaction” for U.S. federal income tax purposes. However, because our counsel’s opinion is based in part on market conditions as of the date of this document, it is subject to confirmation on the pricing date.

Assuming this treatment of the Trigger PLUS is respected and subject to the discussion in “United States Federal Taxation” in the accompanying product supplement for PLUS, the following U.S. federal income tax consequences should result based on current law:

￭A U.S. Holder should not be required to recognize taxable income over the term of the Trigger PLUS prior to settlement, other than pursuant to a sale or exchange.

￭Upon sale, exchange or settlement of the Trigger PLUS, a U.S. Holder should recognize gain or loss equal to the difference between the amount realized and the U.S. Holder’s tax basis in the Trigger PLUS. Such gain or loss should be long-term capital gain or loss if the investor has held the Trigger PLUS for more than one year, and short-term capital gain or loss otherwise.

We do not plan to request a ruling from the Internal Revenue Service (the “IRS”) regarding the treatment of the Trigger PLUS. An alternative characterization of the Trigger PLUS could materially and adversely affect the tax consequences of ownership and disposition of the Trigger PLUS, including the timing and character of income recognized. In addition, the U.S. Treasury Department and the IRS have requested comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar financial instruments and have indicated that such transactions may be the subject of future regulations or other guidance. Furthermore, members of Congress have proposed legislative changes to the tax treatment of derivative contracts. Any legislation, Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Trigger PLUS, possibly with retroactive effect.

As discussed in the accompanying product supplement for PLUS, Section 871(m) of the Internal Revenue Code of 1986, as amended, and Treasury regulations promulgated thereunder (“Section 871(m)”) generally impose a 30% (or a lower applicable treaty rate) withholding tax on dividend equivalents paid or deemed paid to Non-U.S. Holders with respect to certain financial instruments linked to U.S. equities or indices that include U.S. equities (each, an “Underlying Security”). Subject to certain exceptions, Section 871(m) generally applies to securities that substantially replicate the economic performance of one or more Underlying Securities, as determined based on tests set forth in the applicable Treasury regulations (a “Specified Security”). However, pursuant to an IRS notice, Section 871(m) will not apply to securities issued before January 1, 2027 that do not have a delta of one with respect to any Underlying Security. Based on the terms of the Trigger PLUS and current market conditions, we expect that the Trigger PLUS will not have a delta of one with respect to any Underlying Security on the pricing date. However, we will provide an updated determination in the final pricing supplement. Assuming that the Trigger PLUS do not have a delta of one with respect to any Underlying Security, our counsel is of the opinion that the Trigger PLUS should not be Specified Securities and, therefore, should not be subject to Section 871(m).

Our determination is not binding on the IRS, and the IRS may disagree with this determination. Section 871(m) is complex and its application may depend on your particular circumstances, including whether you enter into other transactions with respect to an Underlying Security. If withholding is required, we will not be required to pay any additional amounts with respect to the amounts so withheld. You should consult your tax adviser regarding the potential application of Section 871(m) to the Trigger PLUS.

Both U.S. and non-U.S. investors considering an investment in the Trigger PLUS should read the discussion under “Risk

Factors” in this document and the discussion under “United States Federal Taxation” in the accompanying product supplement for PLUS and consult their tax advisers regarding all aspects of the U.S. federal income tax consequences of an investment in the Trigger PLUS, including possible alternative treatments, and any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

The discussion in the preceding paragraphs under “Tax considerations” and the discussion contained in the section entitled “United States Federal Taxation” in the accompanying product supplement for PLUS, insofar as they purport to describe provisions of U.S. federal income tax laws or legal conclusions with respect thereto, constitute the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal tax consequences of an investment in the Trigger PLUS.